CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 19, 2005 relating to the financial statements and financial highlights which appear in the July 31, 2005 Annual Report to Shareholders of the MDT All Cap Core Fund, MDT Balanced Growth Fund, and MDT Short-Term Bond Fund (each a series of MDT Funds, formerly known as the Optimum Q-All Cap Core Fund, Optimum Q-Balanced Growth Fund, and Optimum Q-Capital Conservation Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm and Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, MA
November 23, 2005